Exhibit 99.2

UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2020 is presented as if the proposed acquisition had occurred as of December 31, 2020. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2020 is presented as if the acquisition had occurred on January 1, 2020. The unaudited pro forma consolidated financial statements of Logiq, Inc. (“Logiq”) and Rebel AI Inc. (“Rebel”) have been adjusted to reflect certain reclassifications in order to conform Rebel’s historical financial statement presentation to Logiq’s financial statement presentation for the combined company.

The unaudited pro forma combined condensed consolidated financial statements give effect to the acquisition under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, which we refer to as ASC 805, with Logiq treated as the acquirer. As of the date of this document, Logiq has not identified all adjustments necessary to conform Rebel’s accounting policies to Logiq’s accounting policies. A final determination of the estimated fair value of Rebel’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Rebel that exist as of the closing date of the acquisition and, therefore, cannot be made prior to the completion of the acquisition. In addition, the value of the consideration was determined based on the closing price per share of Logiq common stock on the closing date of the acquisition and cash consideration. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma combined condensed consolidated financial statements.

Assumptions and estimates underlying the unaudited adjustments to the pro forma combined condensed consolidated financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed consolidated financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined condensed consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma combined condensed consolidated statements of operations, expected to have a continuing impact on the combined results of Logiq and Rebel following the acquisition.

In connection with the plan to integrate the operations of Logiq and Rebel, Logiq anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs related to closing the transaction, will be incurred. Logiq is not able to determine the timing, nature and amount of these charges as of the date of this prospectus. However, these charges could affect the combined results of operations of Logiq and Rebel, as well as those of the combined company following the acquisition, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma combined condensed consolidated financial statements were prepared. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the acquisition, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Logiq’s management’s best estimate and are based upon currently available information and certain assumptions that Logiq believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to footnote 1 to the unaudited pro forma condensed combined financial information for more information on the basis of preparation.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS OF

LOGIQ, INC. AND REBEL AI INC.

AS OF DECEMBER 31, 2020

	Historical Logiq, Inc.	Historical Rebel AI Inc.	Pro Forma Adjustments (a)	Pro Forma Amounts
Intangible assets, net	11,736,540	–	6,789,969	18,526,509
Property and equipment, net	178,561	30,702	–	209,263
Goodwill	5,078,090	–	444,589	5,522,679
Total non-current assets	16,993,191	30,702	7,234,558	24,258,451

Amount due from associate	5,673,700	–	–	5,673,700
Accounts receivable, net	2,618,494	9,900	–	2,628,394
Rights to use assets – operating lease	364,234	–	–	364,234
Prepayment, deposit and other receivables	206,443	14,617	–	221,060
Financial assets held for resale	594,263	–	–	594,263
Restricted cash	10,889	–	–	10,889
Cash and cash equivalents	3,478,889	77,927	–	3,556,816
Total current assets	12,946,912	102,444	–	13,049,356

Total Assets	29,940,103	133,146	7,234,558	37,307,807

Accounts payable	1,009,204	14,829	–	1,024,033
Accruals and other payables	1,110,732	34,539	–	1,145,271
Deferred revenue	46,857	–	–	46,857
Lease liability – operating use	364,234	–	–	364,234
Convertible promissory note	2,911,000	–	–	2,911,000
Amount due to director	77,500	–	–	77,500
Total current liabilities	5,519,527	49,368	–	5,568,895

Other loan	10,000	–	–	10,000
Notes payable	507,068	326,400	(326,400)	507,068
Total non-current liabilities	517,068	326,400	(326,400)	517,068
Total Liabilities	6,036,595	375,768	(326,400)	6,085,963

Common stock	1,556	193,500	(193,500)	1,556
Additional paid-in capital	66,739,895	(1,755)	1,755	66,739,895
Capital reserves	19,285,383	–	7,318,336	26,603,719
Accumulated deficit	(62,123,326)	(434,367)	434,367	(62,123,326)
Total Stockholders’ Equity	23,903,508	(242,622)	7,560,958	31,221,844
Total Liabilities and Stockholders’ Equity	29,940,103	133,146	7,234,558	37,307,807

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS OF

LOGIQ, INC. AND REBEL AI INC.

For the year ended December 31, 2020

	Historical Logiq, Inc.	Historical Rebel AI Inc.	Pro Forma Adjustments (c)	Notes	Pro Forma Amounts
Service revenues	$37,910,393	$420,630	$–		$38,331,023
Cost of revenues	31,546,948	23,050	–		31,569,998
Gross profit	6,363,445	397,580	–		6,761,025

Operating expenses:
General and administrative	10,994,815	1,306,124	–	(b)	12,300,939
Research and development	6,244,704	–	–		6,244,704
Sales and marketing	1,423,909	–	–		1,423,909
Depreciation and amortization	1,966,045	–	1,357,994	(c)	3,324,039
Total operating expenses	20,629,473	1,306,124	1,357,994		23,293,591

Loss from operations	(14,266,028)	(908,544)	(1,357,994)		(16,532,566)

Other Income/(Expenses)	(243,641)	10,788	–		(232,853)
Net loss before income tax	(14,509,669)	(897,756)	(1,357,994)		(16,765,416)
Income tax expense (benefit)	–	(85,193)	–	(d)	(85,193)
Net loss	$(14,509,669)	$(812,563)	$(1,357,994)		$(16,680,226)
Net loss per share, basic and diluted	$(1.1444)				$(1.2166)
Weighted-average shares outstanding, basic and diluted	12,678,904				13,710,960

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma combined condensed consolidated financial statements are prepared under the acquisition accounting method in accordance with ASC 805, with Logiq treated as the acquirer. Under the acquisition accounting method, the total estimated purchase price allocation is calculated as described in Note 4. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates, and these estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. The final amounts recorded for the acquisition may differ materially from the information presented herein.

The unaudited pro forma combined condensed consolidated financial statements were prepared in accordance with GAAP, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the acquisition and adjustments described in these Notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet is presented as if the acquisition had occurred on December 31, 2020; and the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2020 is presented as if the acquisition had occurred on January 1, 2020.

Certain reclassifications have been made relative to Rebel’s historical financial statements to conform to the financial statement presentation of Logiq. Such reclassifications are described in further detail in Note 5 to the unaudited pro forma combined condensed consolidated financial statements.

2.	Accounting Policies

As a result of the continuing review of Rebel’s accounting policies, Logiq may identify differences between the accounting policies of the two businesses that, when conformed, could have a material impact on the combined financial statements. The unaudited pro forma combined condensed consolidated financial statements do not assume any differences in accounting policies other than the reclassification of certain Rebel’s operating expenses to conform with Logiq’s operating expenses (see Note 5).

3.	Preliminary Purchase Price Consideration

Subject to the terms and conditions of the acquisition agreement, Logiq will issue 1,032,056 common shares to seller at a price per share of $6.00, which was its price per share at the time of closing the acquisition and will pay a cash consideration of $1,126,000.

The requirement to determine the final purchase price using the number of Logiq shares to be issued as part of the closing and the closing price of Logiq’s common stock as of the closing date could result in a total purchase price different from the price assumed in these unaudited pro forma combined condensed consolidated financial statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma combined condensed consolidated financial statements does not purport to represent what the actual consideration transferred will be when the acquisition is completed.

For purposes of these unaudited pro forma combined condensed consolidated financial statements, the estimated purchase price has been allocated among Rebel’s tangible and intangible assets and liabilities assumed based on their estimated fair value as of December 31, 2020. The final determination of the allocation of the purchase price will be based on the estimated fair value of such assets and assumed liabilities as of the date of closing of the acquisition. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these unaudited pro forma combined condensed consolidated financial statements.

4.	Preliminary Estimated Purchase Price Allocation

The following allocation of the preliminary estimated purchase price assumes, with the exception of goodwill and other identifiable intangible assets, carrying values approximate estimated fair value. The calculation of the purchase price consideration to acquire Rebel is as follows:

Logiq common stock consideration	1,032,056
Estimated Logiq common stock price at closing	$6.00
Total common stock purchase price consideration	$6,192,336
Estimated cash consideration	$1,126,000
Total purchase price consideration	$7,318,336

Based upon these assumptions, the total purchase price consideration was allocated to Rebel’s assets and assumed liabilities, as of December 31, 2020, as follows:

Estimated Fair Value
Cash and cash equivalents	$77,927
Accounts receivable, net	9,900
Prepaid expenses and other current assets	14,617
Total current assets	102,444

Property and equipment, net	30,702
Identifiable intangible assets, net	6,789,969
Goodwill	444,589
Total Assets Acquired	7,367,704

Accounts payable	$14,829
Accrued expenses and other current liabilities	34,539
Total current liabilities	49,368

Total Liabilities Assumed	49,368

Net Assets Acquired	7,318,336

Total Estimated Purchase Price	$7,318,336

The preliminary amounts assigned to identifiable intangible assets and estimated weighted average useful lives are as follows:

	Range of Useful Life (in years)	Estimated Fair Value as of December 31, 2020
Technology	5	$6,789,969
Identifiable intangible assets, net		$6,789,969

The identifiable intangible assets are amortized using a straight-line method.

The final determination of the purchase price allocation will be based on the actual net tangible and intangible assets of Rebel that will exist on the date of the acquisition and completion of the valuation of the fair value of such net assets. Logiq anticipates that the ultimate purchase price allocation of balance sheet accounts such as current assets and assumed liabilities, property and equipment, intangible assets and long-term assets and assumed liabilities will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities.

5.	Preliminary Pro Forma Financial Statement Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

a)	To record the preliminary purchase price allocation.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

Conforming Reclassifications Between Logiq and Rebel:

The following adjustments have been made to the presentation of Rebel’s historical consolidated financial statements to conform to US GAAP presentation:

b)	The compensation and selling, general and administrative expenses were reclassified to general and administrative expenses to conform to Logiq operating expense presentation.

Pro Forma Adjustments

c)	Represents estimated increase in depreciation and amortization of $1,357,994 related to the fair value adjustment of intangible assets acquired.

d)	No net income tax benefit because of the full valuation allowance.

6.	Pro Forma Combined Net Income (Loss) per Share

The pro forma basic and diluted net income (loss) per share presented in the unaudited pro forma combined condensed consolidated statements of operations is computed based on the weighted-average number of shares outstanding:

Year Ended December 31, 2020

Pro Forma net loss available to common stockholders, as combined	$(16,680,226)
Logiq’s weighted-average shares, Basic and Diluted	12,678,904
Shares expected to be issued upon acquisition of Rebel	1,032,056
Pro Forma weighted-average shares, Basic and Diluted	13,710,960
Pro Forma net loss per share, Basic and Diluted	$(1.2166)